Exhibit 23.3



                        Consent of Independent Auditors


The Board of Directors
QVC, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-41440, 33-63223, 33-54365, 33-25105, and 33-56903) on Form S-8 and
(Nos.  33-40386,  33-46988,  33-57410,  and  33-50785)  on Form  S-3 of  Comcast
Corporation of our report dated February 2, 1996, with respect to the consolidated balance sheet of QVC, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the eleven-month period ended December 31, 1995 (such consolidated financial statements are not separately presented herein), which report is included in the Form 10-K of Comcast Corporation for the year ended December 31, 1995.



/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
February 29, 1996